EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Doing Business As (DBA)	State of Incorporation

D.A.W., Inc.	Eaton Apothecary	Massachusetts

ADCO Surgical Supply, Inc.	ADCO	Maine

Anton Investments, Inc.	Anton Enterprises, Inc.	Florida

Conway Associates, Inc.	Conway Associates, Inc.	Massachusetts

Certain former operating subsidiaries of the Company (i.e., Nyer Internet Companies, Inc., Nyer Nutritional Systems, Inc. and SCBA, Inc.) have been listed as being no longer active by the appropriate governmental agency of their respective jurisdictions of incorporation.